Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS; UPDATES 2019 OUTLOOK

Second Quarter Revenue Increased 32% Year-Over-Year; Operating Income Up 132%

MINNEAPOLIS, MN, August 5, 2019 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Summary:

•

Second quarter total revenue increased 32% year-over-year, to $45.2 million, compared to $34.1 million in second quarter 2018; the adoption of new lease accounting rules contributed five percentage points of the year-over-year increase in total revenue.

•	Flexitouch revenue increased 31% year-over-year, to $41.0 million, compared to $31.4 million in second quarter 2018.
•	Operating income of $3.0 million, compared to $1.3 million in second quarter 2018.
•	Net income of $2.8 million, compared to $2.6 million in second quarter 2018.
•	Adjusted EBITDA of $6.2 million, compared to $4.3 million in second quarter 2018.

Highlights Subsequent to Quarter End:

•

On July 22, 2019, the Company announced the appointment of Jay Stracke to the position of Vice President of Reimbursement and Payer Relations, effective July 15, 2019. Mr. Stracke succeeded Tactile Medical’s Senior Vice President of Reimbursement and Payer Relations, Mary (Maggie) Thompson, RN, who retired from her full-time role and transitioned into a part-time role as Vice President, Payer Initiatives.

“The second quarter of 2019 was marked by exceptional company performance as evidenced by our 32% revenue growth year-over-year and improved profitability,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “Our sales performance benefited from the continuing adoption of our Flexitouch Plus system in the market and the impact of several important growth drivers, including the continued expansion of our field sales team, our success in focusing on the most productive accounts and strong sales volumes due to a contract with a large commercial payer.”

Mr. Mattys continued, “We are raising our 2019 revenue guidance today based on our stronger than anticipated performance in the second quarter and look forward to delivering continued growth and improved profitability as we enter the second half of 2019. We now expect total revenue to increase 26.5% to 28% year-over-year in 2019. We remain focused on executing against our strategy to penetrate the more than $4 billion U.S. lymphedema and chronic venous insufficiency market by helping people with chronic diseases live better and care for themselves at home.”

Second Quarter 2019 Financial Results

Revenue for the second quarter of 2019 increased $11.1 million, or 32%, to $45.2 million, compared to $34.1 million for the quarter ended June 30, 2018. The increase in revenue was attributable to an increase of $9.6 million, or 31%, in sales and rentals of the Flexitouch system and an increase of $1.5 million, or 53%, in sales and rentals of our Entre systems in the quarter ended June 30, 2019. The increase in Flexitouch system sales and rentals was largely driven by expansion of our salesforce, increased physician and patient awareness of the treatment options for lymphedema, expanded contractual coverage with national and regional insurance payers and growth in the Medicare channel.

Effective January 1, 2019, the Company adopted ASU No. 2016-02, “Leases” (Topic 842) (“ASC 842”) which superseded the then-existing guidance for lease accounting, “Leases” (Topic 840) (“ASC 840”). Our rental revenue is derived from rent-to-purchase arrangements that typically range from three to ten months. Under ASC 840, our rental revenue was recognized as month-to-month cancelable leases, however, under ASC 842, these are recognized as sales-type leases.

In accordance with applicable guidance, we will continue to recognize rental agreements commencing prior to December 31, 2018, on a month-to-month basis as an operating lease until they are completed, which we anticipate to be in the fourth quarter of this fiscal year. Rental agreements initiated subsequent to January 1, 2019, are recorded as sales-type leases in accordance with ASC 842 whereby rental revenue and cost of rental revenue are recognized upon the lease commencement date. Total rental revenue for the first and second quarters of 2019 includes both operating and sales-type lease revenue. The impact of the Company’s adoption of ASC 842 contributed five percentage points of the year-over-year increase in total revenue in the second quarter of 2019.

Gross profit for the second quarter of 2019 increased $7.0 million, or 28%, to $31.5 million, compared to $24.5 million in the second quarter of 2018. Gross margin was 69.7% of revenue in the second quarter of 2019, compared to 71.8% of revenue in the second quarter of 2018. The decrease in gross margin was primarily attributable to negative pricing effects of a new contract with a large commercial payer that became effective in July 2018, sales mix by product and by payer, and amortization expense related to the assets licensed from Sun Scientific, Inc. in October 2018.

Operating expenses for the second quarter of 2019 increased $5.2 million, or 23%, to $28.5 million, compared to $23.2 million in the second quarter of 2018. The increase in operating expenses was primarily driven by an increase of $4.0 million, or 27% year-over-year, in sales and marketing expenses due to continued investment in field sales team expansion, patient training, and marketing initiatives to increase clinician awareness.  Reimbursement, general and administrative expenses increased $1.3 million, or 18%, to $8.8 million in the quarter ended June 30, 2019, compared to $7.5 million in the quarter ended June 30, 2018. This increase was primarily attributable to increased personnel-related compensation expense in our reimbursement operations, payer development and corporate functions, as well as increased legal fees.

Operating income for the second quarter of 2019 increased $1.7 million, or 132%, to $3.0 million, compared to $1.3 million in the second quarter of 2018.

Income tax expense for the second quarter of 2019 was $0.4 million, compared to an income tax benefit of $1.1 million in the second quarter of 2018. The change in income tax expense/benefit was primarily driven by decreased tax benefits related to share-based compensation, compared to the prior year period.

Net income for the second quarter of 2019 increased $0.2 million, or 8%, to $2.8 million, or $0.14 per diluted share, compared to $2.6 million, or $0.13 per share, in the second quarter of 2018.  Weighted average shares used to compute diluted net income per share were 19.6 million and 19.3 million for the second quarters of 2019 and 2018, respectively.  Adjusted EBITDA increased $1.9 million or 45% to $6.2 million for the second quarter of 2019, compared to $4.3 million in the second quarter of 2018.

First Six Months 2019 Financial Results:

Total revenue for the six months ended June 30, 2019 increased $21.8 million, or 36%, to $82.8 million, compared to $61.0 million for the six months ended June 30, 2018. The increase in revenue was primarily driven by an increase of approximately $19.2 million, or 34%, year-over-year in sales of the Flexitouch system. The impact of the Company’s adoption of ASC 842 contributed seven percentage points of the year-over-year increase in total revenue in the six months ended June 30, 2019.

Net income for the six months ended June 30, 2019 increased $1.7 million, or 69%, to $4.3 million, or $0.22 per diluted share, compared to $2.5 million, or $0.13 per diluted share, for the six months ended June 30, 2018. Weighted average shares used to compute diluted net income per share were 19.6 million and 19.2 million for the six months ended June 30, 2019 and 2018, respectively.

Adjusted EBITDA for the six months ended June 30, 2019, increased approximately $3.9 million, or 88%, to $8.3 million, compared to $4.4 million for the six months ended June 30, 2018.

Cash Position

At June 30, 2019, cash, cash equivalents and marketable securities were $45.5 million, compared to $45.9 million at December 31, 2018. The Company had no outstanding borrowings on its $10.0 million revolving credit facility at June 30, 2019.

2019 Financial Outlook

The Company now expects full year 2019 total revenue in the range of $182.0 million to $184.0 million, representing growth of 26.5% to 28% year-over-year, compared to total revenue of $143.8 million in 2018. The Company’s prior 2019 revenue guidance expectations called for total revenue in the range of $180.0 million to $182.5 million, representing growth of 25% to 27% year-over-year.

2019 total revenue guidance includes the impact of the Company’s adoption of ASC 842 which is estimated to increase revenue by approximately $6.0 million for the full year.

•	The updated guidance for total revenue growth of 26.5% to 28% year-over-year is expected to be driven by the following:

o

Sales revenue for 2019 is expected to be in the range of $157.0 million to $158.5 million, compared to sales revenue of $130.2 million in 2018. This compares to the Company’s prior guidance range of $155.0 million to $157.0 million.

o

Rental revenue for 2019 is expected to be in the range of $25.0 million to $25.5 million, compared to rental revenue of $13.6 million in 2018, unchanged from the Company’s prior guidance range. The projected year-over-year increase in rental revenue for 2019 is expected to be driven by:

▪	the impact of the adoption of ASC 842 – representing approximately half of the expected increase in rental revenue for 2019;
▪

the reclassification of garment revenue to rental revenue that was previously reported in sales revenue – representing approximately one quarter of the expected increase in rental revenue for 2019; and

▪	operational growth of 20% to 22% over 2018 rental revenue – representing approximately one quarter of the expected increase in rental revenue for 2019.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 5 to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 833-286-5804 (647-689-4449 for international callers) and provide access code 8428379. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 8428379. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,”

“believe,” “intend,” “confident,” “outlook,” “guidance,” “project,” “goals” or “look forward” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, and stock-based compensation expense. A reconciliation of Adjusted EBITDA to net income is included in this press release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information and because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2019	2018
Assets
Current assets
Cash and cash equivalents	$25,040	$20,099
Marketable securities	20,424	25,786
Accounts receivable, net	24,758	24,332
Net investment in leases	5,869	—
Inventories	13,165	11,189
Income taxes receivable	3,253	1,793
Prepaid expenses and other current assets	1,570	1,762
Total current assets	94,079	84,961
Non-current assets
Property and equipment, net	4,978	4,810
Right of use operating lease assets	3,298	—
Intangible assets, net	5,157	5,339
Medicare accounts receivable, non-current	2,609	1,884
Deferred income taxes	10,357	8,820
Other non-current assets	1,358	1,257
Total non-current assets	27,757	22,110
Total assets	$121,836	$107,071
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,855	$5,110
Accrued payroll and related taxes	7,006	7,421
Accrued expenses	2,696	2,785
Operating lease liabilities	1,291	—
Other current liabilities	810	760
Total current liabilities	18,658	16,076
Non-current liabilities
Accrued warranty reserve, non-current	2,044	1,725
Income taxes, non-current	53	—
Operating lease liabilities, non-current	2,073	—
Total non-current liabilities	4,170	1,725
Total liabilities	22,828	17,801
Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 18,956,912 shares issued and outstanding as of June 30, 2019; 18,631,125 shares issued and outstanding as of December 31, 2018	19	19
Additional paid-in capital	84,987	79,554
Retained earnings	13,962	9,705
Accumulated other comprehensive income (loss)	40	(8)
Total stockholders’ equity	99,008	89,270
Total liabilities and stockholders’ equity	$121,836	$107,071

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2019	2018	2019	2018
Revenue
Sales revenue	$38,790	$30,572	$69,621	$54,219
Rental revenue	6,410	3,561	13,196	6,762
Total revenue	45,200	34,133	82,817	60,981
Cost of revenue
Cost of sales revenue	11,586	8,557	20,998	14,966
Cost of rental revenue	2,109	1,053	4,056	1,953
Total cost of revenue	13,695	9,610	25,054	16,919
Gross profit
Gross profit - sales revenue	27,204	22,015	48,623	39,253
Gross profit - rental revenue	4,301	2,508	9,140	4,809
Gross profit	31,505	24,523	57,763	44,062
Operating expenses
Sales and marketing	18,418	14,452	35,809	27,009
Research and development	1,234	1,289	2,515	2,726
Reimbursement, general and administrative	8,805	7,471	18,193	14,843
Total operating expenses	28,457	23,212	56,517	44,578
Income (loss) from operations	3,048	1,311	1,246	(516)
Other income	159	132	320	223
Income (loss) before income taxes	3,207	1,443	1,566	(293)
Income tax expense (benefit)	422	(1,129)	(2,691)	(2,815)
Net income	$2,785	$2,572	$4,257	$2,522
Net income per common share
Basic	$0.15	$0.14	$0.23	$0.14
Diluted	$0.14	$0.13	$0.22	$0.13
Weighted-average common shares used to compute net income per common share
Basic	18,881,526	18,155,543	18,814,511	18,076,546
Diluted	19,591,129	19,313,156	19,619,213	19,204,100

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	June 30,
(In thousands)	2019	2018
Cash flows from operating activities
Net income	$4,257	$2,522
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,833	1,687
Deferred income taxes	(1,552)	—
Stock-based compensation expense	5,057	3,258
Loss on disposal of equipment	—	3
Changes in assets and liabilities:
Accounts receivable	(426)	94
Net investment in leases	(5,869)	—
Inventories	(1,976)	(5,397)
Income taxes	(1,458)	(3,241)
Prepaid expenses and other assets	15	231
Right of use operating lease assets	(12)	—
Medicare accounts receivable, non-current	(725)	1,070
Accounts payable	1,637	309
Accrued payroll and related taxes	(415)	(1,186)
Accrued expenses and other liabilities	485	(749)
Net cash provided by (used in) operating activities	851	(1,399)
Cash flows from investing activities
Proceeds from sales of securities available-for-sale	—	1,000
Proceeds from maturities of securities available-for-sale	11,500	8,000
Purchases of securities available-for-sale	(5,929)	(11,844)
Purchases of property and equipment	(1,760)	(1,700)
Intangible assets costs	(97)	(901)
Net cash provided by (used in) investing activities	3,714	(5,445)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(3,018)	(1,791)
Proceeds from exercise of common stock options	1,542	571
Proceeds from the issuance of common stock from the employee stock purchase plan	1,852	1,416
Net cash provided by financing activities	376	196
Net increase (decrease) in cash and cash equivalents	4,941	(6,648)
Cash and cash equivalents – beginning of period	20,099	23,968
Cash and cash equivalents – end of period	$25,040	$17,320

Supplemental cash flow disclosure
Cash paid for taxes	$322	$436
Capital expenditures incurred but not yet paid	$136	$87

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2019	2018	$	%	2019	2018	$	%
Net income	$2,785	$2,572	$213	8%	$4,257	$2,522	$1,735	69%
Interest income, net	(78)	(136)	58	(43)%	(176)	(244)	68	(28)%
Income tax expense (benefit)	422	(1,129)	1,551	(137)%	(2,691)	(2,815)	124	(4)%
Depreciation and amortization	837	1,224	(387)	(32)%	1,833	1,687	146	9%
Stock-based compensation	2,274	1,777	497	28%	5,057	3,258	1,799	55%
Adjusted EBITDA	$6,240	$4,308	$1,932	45%	$8,280	$4,408	$3,872	88%

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Increase		June 30,		Increase
(Dollars in thousands)	2019	2018	$	%	2019	2018	$	%
Flexitouch System	$40,959	$31,356	$9,603	31%	$75,068	$55,886	$19,182	34%
Entre / Actitouch Systems	4,241	2,777	1,464	53%	7,749	5,095	2,654	52%
Total Revenue	$45,200	$34,133	$11,067	32%	$82,817	$60,981	$21,836	36%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com